NEWS RELEASE
FOR IMMEDIATE RELEASE

CONTACTS:
Moosa E. Moosa Chief Financial Officer (603) 595-7000	Jane Miller Corporate Relations Manager (603) 594-8585 ext. 3346 Email: investorrelations@presstek.com

PRESSTEK REPORTS RECORD CONSUMABLE SALES IN THE SECOND QUARTER 2004
Company Enters Third Quarter With Strong Equipment Backlog

Hudson, NH—July 29, 2004—Presstek, Inc. (Nasdaq:PRST), a leading provider of direct digital imaging technology, today announced financial results for the second quarter ended July 3, 2004.

Presstek’s President and Chief Executive Officer Edward J. Marino said, “This is the eighth consecutive profitable quarter for the company, with strong cash flows. Growth of 66% in our New Technology consumable products from the same period last year drove consumable sales to record levels at $14.1 million. In addition, the company has a very healthy equipment backlog of approximately $11.0 million, $9.0 million of which is shippable in the third quarter of 2004. This is the highest equipment backlog Presstek has had since the start of our transformation more than two years ago.”

Marino continued, “Framing the second quarter results were investments in the company’s future through additional Drupa-related marketing and product development expenses. In addition, we also experienced the traditional reduction in customer equipment spending in advance of the Drupa trade show. Viewed in light of the above, we are very pleased with the quarter’s results.”

The company reported consolidated net income for the second quarter of 2004 of $1.4 million, or $0.04 per basic and diluted share, compared to consolidated net income of $1.8 million, or $0.05 per basic and diluted share, for the corresponding period in the prior year, and consolidated net income of $1.9 million, or $0.06 per basic and $0.05 per diluted share, in the first quarter of 2004. As planned, second quarter 2004 consolidated net income included expenses of $450,000 related to the Drupa trade show held in May. Second quarter 2003 net income included special charges of $550,000 related to the company’s workforce reduction in April 2003.

The company reported consolidated revenue of $22.7 million in the second quarter of 2004, compared to $22.5 million in the same period a year ago, and $23.3 million in the first quarter of 2004. Consumable revenue for the second quarter of 2004 was a record $14.1 million, compared to $13.6 million in the corresponding period in the prior year, and $13.0 million in the first quarter of 2004. Equipment revenue for the second quarter of 2004 totaled $8.1 million, compared to $8.0 million in the same period a year ago, and $9.7 million in the previous quarter.

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Chief Financial Officer Moosa E. Moosa said, “As expected, revenue from Presstek’s New Technology Business, which consists of all business other than the Quickmaster DI platform products, was down slightly from the first quarter of 2004 as the result of the traditional pre-Drupa slowdown in equipment spending, but up 15% from the corresponding quarter in the prior year. New Technology equipment revenue for the second quarter of 2004 was down 3% compared to the same period last year, and down 19% from the prior quarter. The pre-Drupa slowdown did not affect New Technology consumable revenue, however, which was up significantly at 66% compared to the same period last year, and up 14% compared to the first quarter of 2004.”

Moosa continued, “The company furthered its objectives at its Lasertel subsidiary in the second quarter of 2004 by increasing external sales, growing its customer base and by narrowing its operating loss.”

Lasertel recorded $573,000 in revenue from sales to external commercial customers in the second quarter of 2004, up from $328,000 in the second quarter of 2003, and up from $540,000 in the previous quarter. The company reported an operating loss of $944,000 at Lasertel in the second quarter of 2004, compared to an operating loss of $1.2 million in the same period a year ago, and an operating loss of $1.4 million in the first quarter of 2004. The operating loss for the same period last year included $79,000 in special charges related to the workforce reduction in April 2003.

Consolidated gross margins for the second quarter of 2004 were 40%, compared to 43% in the second quarter of 2003, and 38% in the first quarter of 2004. This was primarily the result of product mix and increased contributions from Lasertel.

Operating expenses (being the sum of research & development and sales, general & administrative expenses) were $7.6 million in the second quarter of 2004, up from $7.2 million in the same period last year, and $7.1 million in the first quarter of 2004. The current quarter includes the $450,000 expense related to the Drupa trade show.

Commenting on the balance sheet, Moosa said, “Our cash position continues to be very strong, ending the year at $34.2 million. The company generated $3.6 million in cash from earnings and depreciation & amortization in the second quarter of 2004. Total debt at the end of the quarter was down $536,000 from the previous quarter.”

Marino concluded, “As we have described in the past, Presstek has put all of the elements in place for the next phase of our transformation. We believe the company will begin to show both organic and strategic growth in the second half of 2004. Our business fundamentals are sound and our strong backlog gives us a good platform for organic growth in our core businesses. With our pending acquisition of Precision Lithograining and our proposed acquisition of A.B.Dick, we are preparing to expand the company’s served markets and business prospects through strategic growth. Presstek’s management team is ready for these changes and looks forward to the next several quarters with anticipation. ”

Conference Call
 Presstek’s second quarter conference call is scheduled to take place at 11:00 a.m. (Eastern) on Thursday, July 29, 2004. In the call, the company intends to discuss its financial results, quarterly highlights and current expectations of future performance, as well as the company’s acquisition strategy.

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To participate in the call, dial (888) 396-2384, access code 50411985. To listen to a live web cast of the call, click on http://phx.corporate-ir.net/phoenix.zhtml?c=72101&p=IROL-eventDetails&EventId=91 8805 or visit the Events Calendar in the Investor section of Presstek’s website, www.presstek.com, fifteen minutes prior to start time. The webcast will be archived and available for replay until midnight on August 5, 2004. You may also listen to a telephone replay of the call from 1:00 p.m. on July 29, 2004 until midnight on August 5, 2004, by dialing (888) 286-8010, access code 34771751.

Presstek, Inc. is a leading manufacturer and marketer of environmentally responsible high tech digital imaging solutions to the graphic arts and laser imaging markets. Presstek’s patented DI®, CTP and plate products provide a streamlined workflow and eliminate photographic darkrooms, film and toxic processing chemicals, thereby reducing printing cycle time and lowering production costs. Presstek solutions are designed to make it easier for printers to cost effectively meet increasing customer demand for shorter print runs and faster turnaround while providing improved profit margins. The company’s subsidiary, Lasertel, Inc., supplies Presstek and external customers with the valuable laser diodes necessary for laser imaging applications. For more information on Presstek, visit www.presstek.com, call 603-595-7000 or email: info@presstek.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain statements contained in this News Release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the expected organic and strategic growth; the expected expansion of its served markets; the expected effects and benefits of its product backlog; the expected effects and benefits of the next phase of its transformation; the expected effects and benefits of its new product introductions; the expected effects and benefits of the Company’s pending and proposed acquisitions of Precision Lithograining and A.B.Dick Company, if successful; the Company’s expectations regarding the sale of products in general; the ability of the Company to achieve its stated objectives; the strength of the Company’s relationships with its partners (both on manufacturing and distribution); expectations for the Company’s Lasertel subsidiary including its ability to improve results and develop additional external commercial customers for its products; and expectations regarding future growth and profitability. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, negative reactions to the pending and proposed acquisitions from customers and partners; the ability to achieve the intended benefit of the pending and proposed acquisitions; the ability to successfully integrate the acquired Companies; the ability of Presstek to maintain its financing; the ability of Presstek to meet its stated financial objectives, including its ability to manage the acquisitions successfully; the ability of A.B.Dick to maintain sufficient debtor-in-possession financing to fund its operation and the expenses of the Chapter 11 process; the outcome and timing of the Companies efforts to close definitive agreements; the Companies’ ability to obtain court approval with respect to motions in the Chapter 11 proceeding; the ability of A.B.Dick to obtain and maintain normal terms with its vendors and dealers; the ability of A.B.Dick to maintain contracts that are critical to its operations; the potential adverse impact of the Chapter 11 proceeding on A.B.Dick’s liquidity or results of operations; the ability of A.B.Dick to attract, motivate and/or retain key executives and employees; the ability of A.B.Dick to attract and retain vendors and customers; Presstek’s dependency on its strategic partners (both on manufacturing and distribution); the introduction of competitive products into the marketplace;

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shortages of critical or sole-source component supplies; the availability and quality of Lasertel’s laser diodes; manufacturing constraints or difficulties (as well as manufacturing difficulties experienced by our sub-manufacturing partners and their capacity constraints); the impact of general market factors in the print industry generally and the economy as a whole; market acceptance of and demand for Presstek’s products and resulting revenues; and other risks detailed in Presstek’s Annual Report on Form 10-K and Presstek’s other reports on file with the Securities and Exchange Commission. The words “looking forward,” “looking ahead”, “believe(s),” “should,” “may,” “expect(s),” “anticipate(s),” “likely,” “opportunity,” and similar expressions, among others, identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. Presstek undertakes no obligation to update any forward-looking statements contained in this news release.

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PRESSTEK, INC.
STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED

(In thousands, except per share data)
(unaudited)

	July 3,	June 28,
	2004	2003
REVENUE:
Product sales	$22,585	$22,043
Royalties and fees from licensees	112	476

Total revenue	22,697	22,519

COSTS AND EXPENSES:
Cost of products sold	13,553	12,890
Research and product development	1,645	1,874
Selling, general and administrative	5,991	5,281
Special charges	—	550

Total costs and expenses	21,189	20,595

INCOME FROM OPERATIONS	1,508	1,924

INTEREST, NET	(61)	(99)

INCOME FROM OPERATIONS BEFORE INCOME TAXES	1,447	1,825
PROVISION FOR INCOME TAXES	—	—

NET INCOME	$1,447	$1,825

EARNINGS PER SHARE – BASIC	$0.04	$0.05

EARNINGS PER SHARE – DILUTED	$0.04	$0.05

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING – BASIC	34,438	34,156

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING – DILUTED	35,364	34,283

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PRESSTEK, INC.
STATEMENTS OF OPERATIONS
FOR THE SIX MONTHS ENDED

(In thousands, except per share data)
(unaudited)

	July 3,	June 28,
	2004	2003
REVENUE:
Product sales	$45,698	$43,332
Royalties and fees from licensees	313	1,629

Total revenue	46,011	44,961

COSTS AND EXPENSES:
Cost of products sold	28,085	25,842
Research and product development	3,321	3,824
Selling, general and administrative	11,397	10,879
Special charges	(296)	550

Total costs and expenses	42,507	41,095

INCOME FROM OPERATIONS	3,504	3,866

INTEREST, NET	(158)	(251)

INCOME FROM OPERATIONS BEFORE INCOME TAXES	3,346	3,615
PROVISION FOR INCOME TAXES	—	—

NET INCOME	$3,346	$3,615

EARNINGS PER SHARE – BASIC	$0.10	$0.11

EARNINGS PER SHARE – DILUTED	$0.09	$0.11

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING – BASIC	34,352	34,149

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING – DILUTED	35,258	34,211

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PRESSTEK, INC.
BALANCE SHEETS

(In thousands)

	July 3,	January 3,
	2004	2004
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$34,194	$28,196
Accounts receivable, net	16,051	14,922
Inventories	13,007	12,354
Other current assets	2,557	1,064

Total current assets	65,809	56,536

PROPERTY, PLANT AND EQUIPMENT, NET	42,418	45,732

OTHER ASSETS, NET	4,397	4,260

TOTAL ASSETS	$112,624	$106,528

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$2,143	$2,143
Accounts payable	6,725	4,750
Accrued expenses	6,175	7,131

Total current liabilities	15,043	14,024

LONG-TERM DEBT, NET OF CURRENT PORTION	11,250	12,321

STOCKHOLDERS’ EQUITY:
Common stock	346	342
Additional paid-in capital	100,567	97,769
Comprehensive loss	(47)	(47)
Accumulated deficit	(14,535)	(17,881)

Total stockholders’ equity	86,331	80,183

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$112,624	$106,528

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